UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                     FORM 15

      Certification and Notice of Termination of Registration under Section
                 12(g) of the Securities Exchange Act of 1934 or
            Suspension of Duty to File Reports Under Sections 13 and
                  15(d) of the Securities Exchange Act of 1934


                         Commission File Number: 1-12187


                                 COX RADIO, INC.
             (Exact name of registrant as specified in its charter)


                          6205 Peachtree Dunwoody Road
                             Atlanta, Georgia 30328
                                 (678) 645-0000
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                      Class A Common Stock, $0.33 par value
                        Deferred Compensation Obligations
            (Title of each class of securities covered by this Form)


                                      None
       (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                  Rule 12g-4(a)(1)              [ ]
                  Rule 12g-4(a)(2)              [ ]
                  Rule 12h-3(b)(1)(i)           [X]
                  Rule 12h-3(b)(1)(ii)          [ ]
                  Rule 15d-6                    [ ]


Approximate number of holders of record as of the certification or notice date:

                  Class A Common Stock, $0.33 par value - None
                  Deferred Compensation Obligations - 179

      Pursuant to the requirements of the Securities Exchange Act of 1934, Cox Radio, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  August 6, 2009              By: /s/ Charles L. Odom
                                          --------------------------------
                                          Name:    Charles L. Odom
                                          Title:   Chief Financial Officer